Exhibit 3.4

PEAR ACQUISITION INC.

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

August 13, 2004

Pear Acquisition Inc., a Delaware corporation (the “Company”), organized under and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. That the Board of Directors of the Company proposes and declares advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Company:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company be amended by changing Article FIRST so that, as amended, such Article shall read as follows:

“FIRST: The name of the Corporation is Bear Creek Holdings Inc.”

2. That all other provisions of the Amended and Restated Certificate of Incorporation of the Company shall remain in full force and effect.

3. That the foregoing amendment was duly adopted by the stockholders of the Company in accordance with Sections 228 and 242 of the DGCL and by the Board of Directors of the Company in accordance with the applicable provisions of Sections 141(f) and 242 of the DGCL.

4. That said capital of the Company shall not be reduced under or by reason of said amendment.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Pear Acquisition Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of the day first written above.

By:	/s/ GEORGE L. MAJOROS
Name:	George L. Majoros, Jr.
Title:	President